EXHIBIT 10.1

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (this “Agreement”) is entered into as of May 24, 2010 (hereinafter, the “Effective Date”) by and among (i) AMPER, S.A. (“Amper”), and (ii) ELANDIA INTERNATIONAL, INC. (hereinafter, “Elandia”) and; ELANDIA/DESCA HOLDINGS LLC (hereinafter, “Desca Holdings”) (Elandia and Desca Holdings, collectively, the “Elandia Parties”).

RECITALS:

I. Amper and Elandia Parties desire to enter into a regional alliance that will leverage both groups of companies’ strengths and aim at expanding into new markets and providing customers with a better support service in Latin America. By means of their respective Subsidiaries, this Agreement will allow the Parties to compete with an integrated product offering and award-winning technology, services and solutions. The alliance will allow both groups of companies to compete across Latin America as one of the largest regional providers of integration, education and managed services, as well as providing information and telecommunications products.

II. The regional alliance will allow Amper to extend its reach to 13 additional local markets in the Caribbean and Latin American region, providing them with capabilities and operations in all countries in which Elandia, by means of Desca Holdings’ Subsidiaries, currently operates, and will allow Elandia to give seamless support to regional customers in Brazil, the largest of the Latin American markets. Elandia and Amper will align their technology integration and managed services solutions to better serve customers across the Latin American region. They will also develop a joint dedicated sales and marketing effort aimed at regional and multinational customers in Latin America. The alliance also supports sales efforts of Amper’s full product portfolio in its three business divisions (Defense, Homeland Security and Telecom) across the Latin American region. For Elandia, the alliance will also give support to the expansion of its education business conducted through CTT in Brazil.

III. Elandia and its Subsidiaries deliver an array of information and communications technology products and services to over 3,000 business customers located in countries throughout the Caribbean and Latin American markets that are experiencing rapid development. Elandia assists its customers in implementing world-class integrated infrastructure solutions and cutting-edge networking technologies, and building highly qualified local workforces to enable their businesses to transform and integrate into the global economy. Desca Holdings is wholly owned by Elandia (OTC BB: ELAN.OB) and is headquartered in Miami, Florida. Desca Holdings, through its Subsidiaries, is a leading provider of network infrastructure and systems integration products and services in Latin America and the Caribbean. Desca Holdings delivers world-class business information and telecommunications solutions to Customers in Argentina, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, México, Nicaragua, Panama, Peru, Trinidad & Tobago, Venezuela and USA.

IV. Amper, a multinational company based in Madrid, Spain, is a leader in the design and implementation of integrated solutions and information systems for civilian and military communications. With more than 50 years of experience in the information technology and telecommunications sector, it offers its clients cutting-edge products and services. Amper, through its subsidiary, Medidata Informática, S.A. (“Medidata”), has offered integrated communications solutions to telecommunications operators, corporations, financial clients and governments in Brazil since 1976. It is a leader in integration of networks and systems, IP networks and unified communications in Brazil.

V. The Parties desire to establish a relationship to commercialize each other’s Products and Services, and those of their respective Subsidiaries, in the Territory.

VI. The Parties also desire to contemplate, without any obligation whatsoever to consummate, a potential equity transaction among Amper and the Elandia Parties (an “Equity Transaction”).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, covenants and agreements contained herein, the Parties agree as follows:

1.	Definitions.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement.

A. “Customers” shall mean any entity or government located in the Territory which the Parties identify as a potential user of the Products and Services.

B. “Party” and “Parties” shall mean Amper and the Elandia Parties.

C. “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, trust, joint venture, estate, association, organization or other entity or governmental entity.

D. “Products and Services” shall mean the products and services of the Parties and their Subsidiaries in the Territory.

E. “Representatives” shall mean a Party’s affiliates, directors, officers, employees, agents, investment bankers, attorneys, accountants, consultants, advisors and other representatives.

F. “Subsidiary” shall mean, with respect to any Party, any corporation, association, general or limited partnership, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Party, (ii) such Party and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

G. “Territory” shall mean all the countries in Latin America where the Parties and their Subsidiaries operate.

2.	Appointment as Agent/Distributor.

A. The Parties agree to act reciprocally as each other’s non-exclusive agent and/or distributor, as applicable, for the Products and Services throughout the Territory.

B. The Parties shall identify the potential Customers in the Territory that could be interested in acquiring the Products and Services. The Parties shall operate on a case by case basis to determine whether the other Party shall act as agent and/or distributor.

3.	Parties’ Obligations.

A. The Parties each agree to use their respective reasonable best efforts to promote the sale of the Products and Services in the Territory in accordance with each other’s reasonable instructions and shall protect the other Party’s interests with the diligence of a responsible businessman.

B. Unless otherwise specifically agreed, the Parties have no authority to make contracts on behalf of, or in any way to bind the other Party with third parties. When acting as agent, the Parties and their respective Subsidiaries shall only solicit orders from Customers for the other Party, which is free to accept or to reject them.

C. When negotiating with Customers, the Parties shall offer Products and Services strictly in accordance with the terms and conditions of the contract of sale which the other Party has communicated to it.

D. When acting as distributor in accordance with the Parties’ agreement described in Section 2 hereof, the Parties and their respective Subsidiaries shall be subject to the terms and conditions to be set forth by the Parties.

E. The Parties hereby commit to appoint the other Parties’ Subsidiaries as its sub-agents and sub-distributors of the Products and Services in the Territory.

4.	Consideration.

In consideration of the sales and promotional efforts to be made by the respective Parties and their Subsidiaries, the selling Party shall be entitled to a commission, when acting as agent, or a product discount, when acting as distributor, upon terms to be negotiated by the Parties on a case by case basis.

5.	Equity Transaction: Due Diligence and Exclusivity.

A. To further enhance the cooperation between the Parties, the Parties have agreed to contemplate, without any obligation to consummate, a potential Equity Transaction. The Equity Transaction that is being considered is the contribution of all or part of the share capital of Medidata in exchange for a majority participation in the capital of Elandia. To this end, the Parties agree to enter into a mutual due diligence process.

B. At the times and upon the conditions set forth in Section 6.A, Amper shall promptly pay to Elandia the Exclusivity Advance (as defined in Section 6.A). Upon Elandia’s receipt of the Exclusivity Advance, Elandia shall suspend negotiations with any third party with respect to an Alternative Transaction (as defined in Section 5.G(v)), and in particular the negotiation with the third party that made to Elandia an offer similar to Amper’s offer.

C. The exclusivity right granted by Elandia to Amper in exchange for the Exclusivity Advance shall last until 5:00 p.m. (Madrid time) on June 26, 2010.

D. The Exclusivity Advance shall be provided to Desca Holdings on the dates stated in Section 6.A.

E. In the event, and only in the event, that Amper and Elandia consummate an Equity Transaction, the Exclusivity Advance may be applied as purchase price for the acquisition of common stock of Elandia by Amper, in Amper’s sole discretion.

F. Following the date hereof and until June 26, 2010 each of Amper and the Elandia Parties will give to the other Party and its Representatives access to any personnel and properties, documents, contracts, books, records and operations of the Parties relating to its business as necessary to conduct a due diligence process with respect to an Equity Transaction, and each Party will furnish the other Party with copies of documents and with such other information, all through a virtual data room or at any offices of the Party proprietary of the information.

G. Elandia in consideration of the Advance Payment and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, hereby agrees that commencing on the date hereof until, 5:00 p.m. (Madrid time) on June 26, 2010 (the “Exclusivity Period”), Elandia shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly:

(i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making of any proposal from a Person or group of Persons other than Amper and its affiliates that may constitute, or could reasonably be expected to lead to, an Alternative Transaction;

(ii) subject to Section 5 I, enter into or participate in any discussions or negotiations with any Person or group of Persons other than Amper and its affiliates regarding an Alternative Transaction;

(iii) subject to Section 5 I, furnish any non-public information relating to Elandia or any of its Subsidiaries, assets or businesses, or afford access to the assets, business, properties, books or records of the Elandia or any of its subsidiaries to any Person or group of Persons other than Amper and its Representatives, in all cases for the purpose of assisting with or facilitating an Alternative Transaction; or

(iv) grant any waiver or release of any standstill or similar agreement with respect to any class of equity securities of Elandia or any of Elandia’s Subsidiaries; or

(v) subject to Section 5 I, enter into an Alternative Transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet or other similar document, relating to an Alternative Transaction.

Immediately upon execution of this Agreement, Elandia shall, and shall cause its Representatives to, terminate any and all existing discussions or negotiations with any Person or group of Persons other than Amper and its affiliates regarding an Alternative Transaction. For the purposes of this Agreement, “Alternative Transaction” shall mean any (i) direct or indirect acquisition of assets of Elandia or any of its subsidiaries (including any voting equity interests of Elandia’s subsidiaries) equal to 15% or more of the fair market value of Elandia’s consolidated assets or to which 15% or more of Elandia’s net revenues or net income on a consolidated basis are attributable (provided that sales of assets in the ordinary course, sales of assets classified as “held for sale” on the most recent balance sheet, or the discounting of invoices and contracts for working capital purposes shall be unrestricted by this Agreement, and not count against such 15% threshold, so long as the proceeds of any such transaction exceed the amount of the Exclusivity Advance and interest thereon and are immediately paid to Amper as necessary to satisfy the amounts due under the Exclusivity Advance and interest), (ii) direct or indirect acquisition of 15% or more of the voting equity interests of Elandia, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the voting equity interests of Elandia, (iv) merger, consolidation, other business combination or similar transaction involving Elandia or any of its subsidiaries, pursuant to which such Person would own 15% or more of the consolidated assets, net revenues or net income of Elandia and its subsidiaries, taken as a whole, or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Elandia or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Elandia; in all cases of clauses (i)-(iv) where such transaction is to be entered into with any Person or group of Persons other than Amper or its affiliates.

H. During the Exclusivity Period, Amper will not transfer or permit to be transferred, directly or indirectly, any ownership in Medidata or enter into any discussions with any Person other than Elandia to do so, except to a wholly owned subsidiary of Amper that becomes bound by the terms hereof.

I. Amper acknowledges the duties of Elandia’s Board of Directors to consider unsolicited superior Alternative Transactions. As such, notwithstanding anything to the contrary contained herein, Elandia shall not be deemed to be in breach of this Section 5 with respect to its consideration of an unsolicited offer for an Alternative Transaction in Elandia which it determines in good faith is a superior offer to any proposal being discussed by the Parties.

J. During the Exclusivity Period, Elandia shall promptly notify Amper of the receipt of any oral or written offer, indication of interest, proposal or inquiry relating to an Alternative Transaction or any transaction of the type described in Section 5.G(v) that does not reach the thresholds for the defined term “Alternative Transaction,” such notice to include the material terms thereof, including the identity of the Person or group of Persons involved. Elandia shall promptly furnish Amper with a copy of any written offer or other information that it receives relating to an Alternative Transaction or any transaction of the type described in Section 5.G(v) that does not reach the thresholds for the defined term “Alternative Transaction” and shall keep Amper fully informed on a current basis of any modifications to such offer or information.

K. Until the end of the Exclusivity Period, Elandia shall use commercially reasonable efforts to preserve intact the business organization and employees and other business relationships of Elandia; shall continue to operate its business and maintain its books, records and accounts in accordance with generally accepted accounting principles in the jurisdictions where the Parties operate, consistent with past practice; and shall use its commercially reasonable efforts to maintain Elandia’s current financial condition, including working capital levels.

6.	Exclusivity Advance.

A. As additional consideration for the covenants contained in this Agreement, Amper shall advance to Elandia the sum of U.S. $5,000,000 (the “Exclusivity Advance”) as follows:

(i) US$ 2,700,000 upon the delivery of the guarantees, pledges and other collateral stated in Section 7; provided, however, that if Amper does not fully fund the initial portion of the Exclusivity Advance within seven (7) days of its receipt of the documentation required under Section 7 and listed on Annex A hereto, all Security Documents (as defined in Section 7.A), and the security interests represented thereby, shall be immediately terminated and cancelled with no further force or effect and, in this regard, Amper shall immediately take all actions requested by the Elandia Parties in order to effectuate such termination and cancellation; such termination and cancellation shall be without penalty to the Elandia Parties and Amper shall be solely responsible for the costs, fees and expenses (including attorneys’ fees) associated therewith, not to exceed U.S. $50,000; and

(ii) the remaining US$ 2,300,000, will be released following the payment specified in clause (i) above and upon Descaserv Ecuador, S.A. (“Descaserv”) providing to Amper full evidence that the net cash position (including all issued checks and other current financial obligations) of its bank accounts is positive; provided that at the time of the release of the balance of the Exclusivity Advance there has not occurred any of the following: (1) a breach of this Agreement by the Elandia Parties; (2) Amper has been notified hereunder of an Alternative Transaction; or (3) the Exclusivity Period has elapsed.

B. Until the outstanding portion of the Exclusivity Advance and any accrued interest thereon is fully repaid, the outstanding portion of the Exclusivity Advance shall bear interest at the rate twelve percent (12%) per annum. Such interest shall be payable by the Elandia Parties, jointly and severally, to Amper at the time the outstanding portion of the Exclusivity Advance is payable.

C. To secure the repayment of the Exclusivity Advance, Elandia, Desca Holdings and Descaserv shall provide the guarantees, pledges and other collateral stated in Section 7 of this Agreement.

D. The outstanding portion of the Exclusivity Advance and any accrued and unpaid interest thereon shall be refundable and payable by the Elandia Parties, jointly and severally, to Amper at the time(s) set forth below:

(i) on the earlier of (a) November 30, 2010 or (b) the date that payments are received by Descaserv (to the extent of any such payments) in respect of the Descaserv Contract (as “Descaserv Contract” is defined in Section 7.B of this Agreement); provided, however, that such date shall be extended by up to 30 days if the customer is late making payments under the Descaserv Contract;

(ii) immediately in the event of a material breach of this Agreement or any of the Security Documents by any of the Elandia Parties or their subsidiaries;

(iii) immediately upon the completion of an Alternative Transaction; and/or

(iv) immediately upon the occurrence of any of the events stated in Section 7.C of this Agreement.

E. Upon any occurrence set forth in clauses (ii) or (iii) of Section 6.D above or Section 7.C(i) or (iv) below, the Elandia Parties, jointly and severally, shall be liable to pay Amper at the time that repayment of the Exclusivity Advance and interest thereon is due an additional sum equal to (a) 700,000 Euros and (b) the reasonable out of pocket due diligence costs incurred by Amper in evaluating the Elandia Parties, not to exceed 700,000 Euros; provided that the payments described in (a) and (b) of the preceding clause shall be payable only if the events described in this Section 6.E. occur prior to June 26, 2010. Upon any occurrence set forth in clauses (ii) or (iii) of Section 7.C below, the Elandia Parties, jointly and severally, shall be liable to pay Amper at the time that repayment of the Exclusivity Advance and interest thereon is due an additional sum equal to the reasonable out of pocket due diligence costs incurred by Amper in evaluating the Elandia Parties, not to exceed 700,000 Euros; provided that this additional sum shall be payable only if the events described in this Section 6.E. occur prior to June 26, 2010.

7.	Guarantees, Pledges and Other Collateral.

A. Promptly following the execution of this Agreement, the Elandia Parties shall enter into the guarantees and security agreements and interests referred to in Annex A (as the same may be amended, restated, modified or supplemented from time to time, the “Security Documents”).

B. For the purposes of this Agreement (i) “Descaserv Contract” shall mean that certain agreement signed on November 9, 2009 by Descaserv regarding the supply and installation of hardware and software for the extension of the national backbone of the IP/MPLS and Internet network, and (ii) “Desca Holdings’ Interests” shall mean the limited liability company membership interests of Desca Holdings.

C. The outstanding portion of the Exclusivity Advance and any accrued and unpaid interest thereon shall be refundable and payable by the Elandia Parties, jointly and severally, to Amper immediately upon the occurrence of any of the following events:

(i) upon the sale, transfer or issuance of any shares of stock of Descaserv held directly or indirectly by Elandia, or the entering into of any merger or other business combination by, Descaserv or transfer of any interest in any material asset by Descaserv (including, but not limited to, the Descaserv Contract, defined above); provided however, that any actions by Descaserv to obtain advance payments or transactions which discount future payments under the Descaserv Contract or transfer payments thereunder shall not, in and of themselves, be deemed to be a breach hereunder, and shall not cause the Exclusivity Advance to become immediately due and payable so long as the proceeds of such transaction exceed the amount of the Exclusivity Advance and interest thereon and such payments made as a result of such transactions are immediately paid to Amper as needed to satisfy the amounts due under the Exclusivity Advance and interest;

(ii) upon failure of Descaserv to pay when due any principal, interest or other amount of material indebtedness, or the occurrence of any material breach, default, condition or event with respect to any material indebtedness (which breach has remained uncured following the expiration of any applicable grace period);

(iii) in the event Elandia or any of its material Subsidiaries (representing 15% or more of the fair market value of the Elandia’s consolidated assets or to which 15% or more of Elandia’s net revenues or net income on a consolidated basis are attributable) shall commence a voluntary case or other proceeding (or an involuntary case shall be commenced against Elandia or any such Subsidiaries and not dismissed within 60 days) seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(iv) immediately, upon a default by Descaserv under the Descaserv Contract.

8.	Representations and Warranties

Each Party, jointly and severally, represents and warrants to the other Party as follows:

A. Organization, Standing and Power. Each of the Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as it is currently conducted. Each Party is duly qualified to do business in each jurisdiction in which the nature of its business or its ownership of its properties make such qualification necessary.

B. Elandia Subsidiaries. Annex B.1 and B.2 sets forth each of the Amper Brazilian Subsidiaries and all of Elandia Subsidiaries, respectively, as of the date hereof. Amper owns indirectly 88.96% of the outstanding share capital stock of Medidata, free and clear of all liens or encumbrances. Except as indicated in Annex B.2 Elandia owns, directly or indirectly, each of the outstanding shares of capital stock of or a 100% ownership interest in, as applicable, each of the Elandia Subsidiaries, free and clear of all liens or encumbrances. Each of the outstanding shares of capital stock of Medidata owned by Amper are duly authorized, validly issued, fully paid and non assessable. Each of the outstanding shares of capital stock of each of Elandia Subsidiaries having corporate form is duly authorized, validly issued, fully paid and non assessable.

C. Authorization; Validity of Agreement; Necessary Action. The Parties and each of their subsidiaries that are parties to the Security Documents have all requisite corporate or limited liability power and authority to execute and deliver this Agreement. The execution, delivery and performance by the Parties of this Agreement and each of their Subsidiaries that are parties to the Security Documents have been duly authorized by all necessary corporate or limited liability action on the part of the Parties and each of their Subsidiaries that are parties to the Security Documents. This Agreement and the Security Documents have been duly executed and delivered by the Parties and each of their Subsidiaries that are parties to the Security Documents and constitute the valid and binding obligation of the Parties and each of their subsidiaries that are parties to the Security Documents, enforceable against each Party and each of their Subsidiaries that are parties to the Security Documents in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

D. No Brokers. No brokerage or finder’s fees are payable by the Parties in connection with this Agreement.

E. Disclosure. The Elandia Parties, jointly and severally, represent to Amper that no representation or statement of information contained in this Agreement (including the attachments hereto) or any agreement executed in connection herewith or in any certificate delivered pursuant hereto or thereto or in Elandia’s filings with the Securities and Exchange Commission or made or furnished to Amper or its Representatives by the Elandia Parties contains or shall contain any untrue statement of fact or omits or shall omit any material fact necessary to make the information contained herein or therein not materially misleading.

9.	Term and Termination.

A. This Agreement shall commence on the date hereof and continue for six (6) months thereafter, and shall be automatically renewed for additional periods of six (6) months, unless terminated by either Party by notice given not less than fifteen (15) days before the scheduled date of expiry, or earlier terminated in accordance with the terms herein.

B. This Agreement will automatically terminate:

(i) upon mutual agreement in writing by the Parties;

(ii) in the event of a breach of any representation, warranty, covenant or agreement of this Agreement by a Party following written notice of such breach to the breaching Party to the non-breaching Party; or

(iii) if it becomes apparent that any Party has become insolvent or has a receiver appointed or applied for, has called a meeting of creditors, makes/make a proposal for a voluntary arrangement, has resolved to go into bankruptcy or liquidation (except for bona fide amalgamation or reconstruction while solvent), enters into any form of general arrangement with its creditors, has a petition for winding up or an administration order lodged against it in relation to any potential insolvency which is not successfully opposed within sixty (60) days of being lodged, or undergoes any analogous procedure.

10.	Consequences of expiration or termination.

A. Upon expiration or termination of this Agreement for any reason whatsoever the Parties and their Subsidiaries shall immediately cease to distribute the Products and Services, and cease any activity in connection with the selling, promotion and marketing of the Products and Services upon terms and conditions specified by the other Party.

B. No termination of this Agreement shall relieve any Party from any liabilities arising from a breach hereof.

C. Sections 5, 6 and 7 including but not limited to all obligations to repay the Exclusivity Advance and any accrued interest thereon, and any costs and liquidated damages shall survive any termination of this Agreement.

D. The Parties shall not be entitled to an indemnity for goodwill or similar compensation in the event of a termination of the Agreement.

11.	Miscellaneous.

A. Amper and Elandia signed two Confidentiality Agreements each of which shall survive the execution of this Agreement. Except as may be required by law, no Party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party.

B. Nothing contained herein shall be deemed to be a binding commitment of the Parties to enter into an Equity Transaction and any such binding commitment shall only be evidenced by the Parties’ entering into a definitive agreement setting forth the terms of any such Equity Transaction.

C. This Agreement shall not imply any employment, joint venture, partnership or franchise relationship among the Parties.

D. In carrying out their obligations under this Agreement the Parties will act in accordance with good faith and fair dealing. The provisions of this Agreement, as well as any statements made by the Parties in connection with this Agreement shall be interpreted in good faith.

E. Except as otherwise provided in Sections 6.A(i) and 6.E of this Agreement, each party shall bear all costs and expenses incurred by such party in connection with the negotiation and execution of this Agreement.

F. All disputes arising out of or in connection with this Agreement, or the validity, enforceability or scope of this arbitration provision, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Within 10 days after the commencement of arbitration, Amper on the one hand, and the Elandia Parties on the other hand, shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 5 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the International Chamber of Commerce (“ICC”).

This Agreement shall be governed by the laws of the State of New York. The Parties agree that the United States Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this agreement. The place of the arbitration shall be in New York, New York. The language of the arbitration shall be English. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative expenses, travel expenses, out of pocket expenses such as copying and telephone, court costs, witness fees, and attorney’s fees.

The taking of evidence in the arbitration shall be governed by the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration (the “IBA Rules”).

G. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Parties, in the case of an amendment, supplement, modification or waiver sought to be enforced against the other Party. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

H. [Reserved].

I. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

J. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to any Elandia Party, to:

Elandia International, Inc.

8200 N.W. 52nd Terrace, Suite 102

Miami, FL 33166

Attn: Pete Pizarro, CEO

Telecopier: 786-413-1913

Elandia International, Inc.

8200 N.W. 52nd Terrace, Suite 102

Miami, FL 33166

Attn: Diana Abril, Esq.

Telecopier: 786-413-1913

With a copy (which shall not constitute notice) to:	Carlton Fields 100 SE 2 nd Street, Suite 4200 Miami, FL 33131 Attn: Seth Joseph, Esq. Telecopier: 305-530-0055

If to Amper, to:

Amper S.A.

Marconi 3

28760 Tres Cantos

Madrid, Spain

Attn: Manuel Marquez, CEO

Telecopier: +34918061799

Amper S.A.

Marconi 3

28760 Tres Cantos

Madrid, Spain

Attn: José Martos Martínez, General Counsel

Telecopier: +34918061799

With a copy (which shall not constitute notice) to:	Akerman Senterfitt One Southeast Third Avenue, 25th Floor Miami, Florida 33131 Attn: Scott A. Wasserman, Esq. Telecopier: (305) 374-5095

Any such notice or communication shall be deemed to have been delivered (i) when delivered, if personally delivered, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), or (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery.

K. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

L. This Agreement shall not be assigned by any Party, and no Party’s obligations hereunder, or any of them, shall be delegated, without the written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

M. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or PDF shall be effective as delivery of a mutually executed counterpart to the Agreement. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the interpretation of this Agreement.

N. Each of the Parties hereto acknowledges that a breach of this Agreement would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, the Parties hereby agree that the other Party may seek equitable relief in the event of any breach or threatened breach of this Agreement, including injunctive relief against any breach thereof and specific performance of any provision thereof, in addition to any other remedy to which the other Party may be entitled.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

AMPER, S.A.

By:	/s/ Manuel Marquez
Name:	Manuel Marquez
Title:	CEO

AMPER, S.A.

By:	/s/ José Martos
Name:	José Martos
Title:	General Counsel

ELANDIA INTERNATIONAL, INC.

By:	/s/ Pete R. Pizarro
Name:	Pete R. Pizarro
Title:	CEO

ELANDIA/DESCA HOLDINGS LLC

By:	/s/ Pete R. Pizarro
Name:	Pete R. Pizarro
Title:	CEO

ANNEX A

Description of Security

The Exclusivity Advance shall be delivered by Amper once the guarantees, pledges and other collateral stated in Section 7 of this Agreement are delivered in the form approved prior hereto by the Parties.

For this purpose, the main terms and conditions of:

(i) The Commercial trust previously approved by the Parties. In connection with the Commercial trust, the following documents are being delivered to Amper:

(1) powers of attorney

(2) written consent of the shareholders regarding powers of attorney

(3) Pledge Agreement

(4) Amendment to the current trust agreement

(ii) The pledge on Descaserv Ecuador, S.A. shares shall be on 80% of the shares issued by Descaserv Ecuador, S.A.

(iii) The pledge on Desca Holding LLC’s interests shall be as set forth in a Guaranty and Pledge Agreement in a form previously approved by the Parties.

ANNEX B.1.

AMPER BRAZIL ORGANIZATIONAL CHART

•	One hundred percent (100%) of the shares of Spanish company “Hemisferio Norte, S.A.” (CIF: A-82-434.929), with address at Marconi 3, Tres Cantos, Madrid (Spain), and subsequently

•

One hundred percent (100%) of its Brazilian first tier subsidiary “Hemisferio Sul Participaçoes Ltda.” (CNPJ nº 04.148.647/0001-16 and NIRE nº 33.2.0660212-7), with address at Rua da Assembléia n° 58 -10°, Rio de Janeiro (Brazil); and subsequently

•

Eighty eight with ninety six percent (88.96%) of its Brazilian second tier subsidiary “Medidata Informática, S.A.” (CNPJ Nº 15.109.770/0001-44 and NIRE Nº 33 3 0001638-4), with address at Rodrigo Brito 12, Rio de Janeiro (Brazil); and

•

One hundred percent (100%) of its Brazilian third tier subsidiary “XC Comercial e Exportadora Ltda.” (CNPJ nº 32.164.725/0001-01 and NIRE nº 322.005.676-47), with address at Avenida 100, Mod. 12 e 16 – quadra 01 – sala 42 – Setor Industrial do TIMS (Terminal Intermodal do Município de Serra), Município de Serra, Estado do Espírito Santo (Brazil).

ANNEX B.2

ELANDIA ORGANIZATIONAL CHART

Elandia organizational charts begin on following page.

*	Post 5-19-2010 Capitalization & Agreements

ELANDIA PACIFIC GROUP CORPORATE STRUCTURE